UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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LOUD Technologies Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 26, 2005

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of LOUD TECHNOLOGIES INC., a Washington corporation (the “Company”), will be held on Thursday, May 26, 2005, at 10:00 a.m., local time, at the offices of the Company, 16220 Wood-Red Road NE, Woodinville, Washington, for the following purposes:

1.                To elect three directors to serve a three-year term and until their successors are elected;

2.                To elect one director to serve the remaining one year of a three-year term and until his successor is elected; and,

3.                To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 18, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

All shareholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to promptly vote and submit your proxy by marking, signing, dating and returning the enclosed proxy in the enclosed postage-prepaid envelope. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors
James T. Engen
President and Chief Executive Officer

Woodinville, Washington
April 29, 2005

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. THIS WILL ENSURE THAT A QUORUM IS REACHED. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF REISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING, AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

LOUD TECHNOLOGIES INC.

16220 Wood-Red Road, N.E.
Woodinville, Washington  98072
(425) 487-4333

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of LOUD Technologies Inc. (“Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 26, 2005, at 10:00 a.m., local time, or at any postponement or adjournment thereof (“Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Meeting will be held at the offices of the Company, 16220 Wood-Red Road NE, Woodinville, Washington (telephone number (425) 487-4333).

These proxy solicitation materials will be mailed on or about April 29, 2005, to all shareholders entitled to vote at the Meeting.

Record Date

Shareholders of record of the Company’s common stock at the close of business on April 18, 2005 are entitled to notice of, and to vote at, the Meeting. On March 31, 2005, 22,568,316 shares of the Company’s common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation, a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting

Holders of shares of common stock are entitled to one vote per share on all matters. A majority of the shares issued and outstanding as of April 18, 2005, must be present in person or represented by proxy at the Meeting for the transaction of business. Nominees for election of directors are elected by plurality vote of all votes cast at the Meeting. Abstentions and broker non-votes (i.e., shares held by brokers that are present but not voted because the brokers were prohibited from exercising authority) are counted for purposes of determining whether a quorum exists at the Meeting. Abstentions and broker non-votes are not counted and have no effect in determining whether a plurality exists with respect to a given nominee, but do have the effect of a “no” vote in determining whether other proposals are approved.

Solicitation

The Company bears the cost of soliciting proxies. In addition to use of the mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company who will not be specially compensated for such activities. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

Deadline for Receipt of Shareholder Proposals for 2006 Annual Meeting

Proposals of shareholders that are intended to be presented by such shareholders at the Company’s 2006 Annual Meeting must be received by the Company no later than January 11, 2006 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s bylaws provide that the Company shall have no more than ten directors, with the exact number set by the Board of Directors. The size of the Board of Directors is currently set at ten directors.

The Board of Directors acts as a nominating committee for selecting nominees for election as directors. The directors of the Company are divided into three classes. One class of directors is elected each year, and the members of such class hold office for a three-year term and until their successors are duly elected and qualified or until their death, resignation or removal from office. Class 1 consists of James T. Engen, Jon W. Gacek and R. Lynn Skillen, whose terms will expire at the Meeting; Class 2 consists of Marc J. Leder, Rodger R. Krouse, C. Deryl Couch and T. Scott King, Messrs. Leder, Krouse and King’s terms will expire at the 2006 Annual Meeting of Shareholders and Mr. Couch’s term will expire at the Meeting as explained below. Class 3 consists of C. Daryl Hollis, George R. Rea and Clarence E. Terry, whose terms will expire at the 2007 Annual Meeting of Shareholders.

At the Meeting, three Class 1 directors will be elected to serve three-year terms until the 2008 Annual Meeting and one Class 2 director will be elected to serve a one-year term until the 2006 Annual Meeting. The nominees for Class 1 directors are James T. Engen, Jon W. Gacek and R. Lynn Skillen. Mr. Couch has submitted his resignation effective as of the Meeting. The nominee for Class 2 director is Jason H. Neimark. Accordingly, Mr. Neimark is up for election as a Class 2 director to serve until the 2006 Annual Meeting and until his successor is elected and qualified.

James T. Engen, Jon W. Gacek, R. Lynn Skillen and Jason H. Neimark are collectively referred to as “the Nominees.”  The Board of Directors recommends a vote FOR the Nominees. The persons named on the enclosed proxy (the proxy holders) will vote for election of the Nominees unless you have withheld authority for them to do so on your proxy card. If the Nominees are unable or decline for good cause to serve as a director at the time of the Meeting, the proxies will be voted for any nominee named by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that a Nominee is unable and/or will decline to serve as a director. There is no cumulative voting for election of directors.

DIRECTORS, NOMINEES, EXECUTIVE OFFICERS
AND KEY EMPLOYEES

The Company’s directors, including the Nominees, executive officers and key employees, are as follows:

Name	Age	Position
Nominees:
James T. Engen	42	President, Chief Executive Officer and Director (Class 1)
Jon W. Gacek(1)	43	Director (Class 1)
R. Lynn Skillen(2)	49	Director (Class 1) and Vice President
Jason H. Neimark	34	Director (Class 2) and Vice President
Continuing Directors:
Marc J. Leder	43	Director (Class 2), Chairman and Vice President
Rodger R. Krouse	43	Director (Class 2), and Vice President
T. Scott King	53	Director (Class 3) and Vice President
C. Daryl Hollis(1)	61	Director (Class 3)
George R. Rea(1)	67	Director (Class 3)
Clarence E. Terry(2)	58	Director (Class 3) and Vice President
Other Executive Officers and Key Employees:
Timothy P. O’Neil	42	Chief Financial Officer, Vice President, Treasurer and Secretary
Kenneth P. Berger	48	Senior Vice President Marketing
Frank J. Loyko, Jr.	51	Senior Vice President Sales
Edward A. Kornblum	39	Senior Vice President Entertainment & Artist Relations

(1)          Member of the Audit Committee

(2)          Member of the Compensation & Options Committee

Nominees

James T. Engen was appointed President, Chief Executive Officer, and a director in November 2000. Prior to such appointment, Mr. Engen served as the Company’s Chief Operating Officer. From 1998 to 1999, Mr. Engen oversaw the European operations of the Company. From 1997 to 1998, Mr. Engen was a Senior Vice President of Price Waterhouse, a public accounting firm (now PricewaterhouseCoopers LLP), specializing in the restructuring and refinancing of companies. Prior to joining Price Waterhouse, Mr. Engen’s background included being the executive producer of a mini-series, which was sold to ESPN, and the producer/publisher of other sports-related productions. Mr. Engen has several years of experience as a chartered accountant for Price Waterhouse, and five years as a freelance sound consultant specializing in the design and equalization of large sound systems in stadiums, arenas, and convention centers. Mr. Engen holds the professional designation of Chartered Accountant, granted by the Institute of Chartered Accountants of British Columbia.

Jon W. Gacek was appointed director in September 2002. Mr. Gacek is Chief Financial Officer of Advanced Digital Information Corp. in Redmond, Washington, a designer and manufacturer of automated high performance data storage hardware and software products used to backup and archive electronic data in client/server network computing environments. Prior to joining ADIC in 1999, he was a partner at PricewaterhouseCoopers LLP in charge of the office technology practice in Seattle, Washington. While at PricewaterhouseCoopers, Mr. Gacek assisted private equity investment firms in a number of merger, acquisition, leveraged buyout and other transactions. Mr. Gacek holds a B.A. in Accounting from Western Washington University.

R. Lynn Skillen was appointed Vice President in February 2003. Mr. Skillen has served as Senior Vice President of Sun Capital Partners, Inc. since November 2002, and has more than 26 years of experience in finance and operations. Prior to joining Sun Capital, Mr. Skillen served as Chief Financial Officer of two Sun Capital portfolio companies, Catalina Lighting, Inc. and Celebrity, Inc. He also served as Vice President-Finance of Dollar Car Rental from September 1997 to March 1998 and as Chief Financial Officer of Snappy Car Rental, Inc. from October 1994 to September 1997. Prior to 1994, Mr. Skillen spent 16 years at Safelite Auto Glass, serving in several finance and operations management positions. Mr. Skillen is also a director of Catalina Lighting, Inc. and a number of private companies.

Jason H. Neimark, was appointed Vice President in February 2003. Mr. Neimark is Managing Director of Sun Capital Partners, Inc., and is an experienced leveraged buyout and turnaround operating professional. Prior to joining Sun Capital in 2001, Mr. Neimark was a Principal of Midwest Mezzanine Funds, which provides junior capital to middle market businesses. Mr. Neimark has served on the boards of several Midwest Mezzanine portfolio companies, including one recently sold by Sun Capital. Thereafter, Mr. Neimark led a financial and operational turnaround as the President of a national direct marketer and specialty distributor of optical products. Mr. Neimark is a CPA and worked as a tax consultant and auditor for KPMG Peat Marwick.

Continuing Directors

Marc J. Leder, was appointed as a director, Chairman, and Vice President in February 2003. Mr. Leder is the co-founder and Co-CEO of Sun Capital Partners, Inc., and has been engaged in leveraged buyouts and investment banking for more than 17 years. Prior to co-founding Sun Capital in 1995, Mr. Leder served as a Senior Vice President of Lehman Brothers, an investment banking firm in New York. Mr. Leder has been actively involved in all of Sun Capital’s investments. Mr. Leder is also a director of Northland Cranberries, Inc., Catalina Lighting, Inc., SAN Holdings, Inc. and a number of private companies.

Rodger R. Krouse, was appointed Vice President in February 2003. Mr. Krouse is the co-founder and Co-CEO of Sun Capital Partners, Inc., and has been engaged in leveraged buyouts and investment banking for more than 19 years. Prior to co-founding Sun Capital in 1995, Mr. Krouse served as a Senior Vice President of Lehman Brothers, an investment banking firm in New York. Mr. Krouse has been involved in all of Sun Capital’s investments. Mr. Krouse is also a director of Northland Cranberries, Inc., Catalina Lighting, Inc., SAN Holdings, Inc. and a number of private companies.

T. Scott King, was appointed as a Vice President in March 2004. Mr. King has served as Managing Director of Sun Capital Partners, Inc. since June 2003, and has more than 25 years of operating experience in the consumer, industrial and municipal marketplace. Prior to joining Sun Capital, Mr. King was CEO of Waterlink, Inc., and previously was President of the Consumer Division for The Sherwin Williams Company. Mr. King is also a director of Northland Cranberries, Inc. and a number of private companies.

C. Daryl Hollis was appointed as a director in April 2003. Mr. Hollis has been an independent business consultant since 1998. From 1996 to 1998, Mr. Hollis served as Executive Vice President and Chief Financial Officer of The Panda Project, Inc., a technology company. Mr. Hollis is also a director of Northland Cranberries, Inc. and Catalina Lighting, Inc.

George R. Rea, was appointed as a director in April 2003. Mr. Rea has been an independent business consultant since 1994. Mr. Rea is also a director of Northland Cranberries, Inc. and Catalina Lighting, Inc.

Clarence E. (“Bud”) Terry, was appointed as a director and Vice President in February 2003. Mr. Terry has served as Managing Director of Sun Capital Partners, Inc. since September 1999, and has more than 30 years of operating experience. Prior to joining Sun Capital, Mr. Terry served as Vice President at Rain Bird Sprinkler Manufacturing, Inc., the largest manufacturer of irrigation products in the world. Mr. Terry has been responsible for all areas of operations, including manufacturing, foreign sourcing, sales and marketing, and general management. Mr. Terry has served as Chief Executive Officer on an interim basis for several of Sun Capital’s portfolio companies. Mr. Terry is also a director of Northland Cranberries, Inc., Catalina Lighting, Inc., SAN Holdings, Inc. and a number of private companies.

Other Executive Officers and Key Employees

Timothy P. O’Neil was appointed Chief Financial Officer, Vice President, Secretary and Treasurer in July 2003. Mr. O’Neil brings nearly 20 years of financial management experience to the Company. He most recently served as CFO of Redmond, Washington-based Trendwest Resorts. From 1988 to 1998, Mr. O’Neil worked for Bank One Corporation headquartered in Detroit, Michigan, where he served as Vice President of Corporate Banking and later as Director of Loan Syndications, Bank One Capital Markets. Mr. O’Neil also served as Operations Manager at Centra, Inc. from 1984 to 1987.

Kenneth P. Berger was appointed Senior Vice President Marketing in January 2003. Mr. Berger has more than 25 years of marketing and business development experience in the professional audio industry. Most recently, Mr. Berger was the founder and CEO at Pro Sound Web, the largest online community for professional audio, lighting, and entertainment technologies. Prior to that, Mr. Berger was co-founder and president of Eastern Acoustic Works, Inc. (“EAW”), a recognized leader in the development of high-performance loudspeaker systems for concert touring and fixed installations. EAW was acquired by the Company in April 2000.

Frank J. Loyko, Jr. was appointed Senior Vice President Sales in February 2003. Mr. Loyko previously served as Senior Vice President of Sales, U.S. and prior to that was Vice President of Sales at Eastern Acoustic Works, Inc. Mr. Loyko was an employee of EAW for 21 years. EAW was acquired by the Company in April 2000.

Edward A. Kornblum was appointed Senior Vice President Entertainment & Artist Relations in March 2005. Mr. Kornblum previously served as Vice President Brand Marketing and Artist Relations for St. Louis Music, Inc. Mr. Kornblum was an employee of St. Louis Music for nine years. St. Louis Music was acquired by the Company in March 2005.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

The Board of Directors of the Company held a total of three meetings during 2004. No director attended fewer than 50% of the aggregate of (1) the total number of meetings of the Board of Directors; and (2) the total number of meetings of all committees of the Board of Directors on which such director served (during the period he served).

Committees

The Company is a “controlled company” as defined in Rule 4350(c)(5) of the NASDAQ Marketplace Rules because more than 50% of its voting power is held by Sun Mackie, LLC and its affiliates. Please see “Beneficial Ownership of Principal Shareholders, Directors and Management” below. As a “controlled company,” the Company is exempt from the requirements of Rule 4350(c) with respect to the Company having a majority of independent directors on the Board of Directors, the compensation and nominating committees being composed solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and director nominees being selected or recommended for the Board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

The Company’s Board of Directors currently has two standing committees:  an Audit Committee and a Compensation and Options Committee.

The Audit Committee (1) reviews any non-audit services our independent accountants perform and considering the effect, if any, this may have on their independence, (2) recommends engagement of the Company’s independent registered public accounting firm, (3) reviews the scope of the audit, (4) considers comments made by the independent registered public accounting firm with respect to accounting procedures and internal controls and the consideration given thereto by management, and (5) reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee, which currently consists of Messrs. Gacek, Hollis (Chair) and Rea, held four meetings in 2004.

The Compensation and Options Committee (1) reviews executive compensation and establishes executive compensation levels, and (2) administers the Company’s 2003 Stock Option Plan (“2003 Option Plan”) and the Company’s Third Amended and Restated 1995 Stock Option Plan (“1995 Option Plan”). The Compensation & Options Committee, which currently consists of Messrs. Terry (Chair) and Skillen, held two meetings in 2004.

The Company does not have a standing nominating committee at this time. As a controlled company, the NASDAQ Marketplace Rules do not require us to have a standing nominating committee and the Board believes that it is not necessary or appropriate to have such a committee. Nominations of directors are made by our full Board, with the advice of our majority shareholder, Sun Mackie. While the Board will consider nominees recommended by shareholders, it has not actively solicited recommendations from shareholders. Nominations by shareholders should be submitted to the Secretary of the Company and must comply with certain procedural and informational requirements set forth in the Company’s Bylaws. Please see “Deadline for Receipt of Shareholder Proposals for 2006 Annual Meeting” above.

Director Compensation

The Company does not pay any cash compensation for serving as director of the Company. The Company reimburses travel and lodging expenses incurred in connection with attending meetings of the Board and its committees. Each newly appointed director who is not an employee of the Company (“Outside Director”) is entitled to receive 15,000 non-qualified stock options pursuant to the terms of the Company’s 2003 Option Plan. In addition, each director is entitled to receive an annual grant of 4,000 non-qualified stock options pursuant to the terms of the 2003 Option Plan in recognition of his or her service on the Board during the preceding year; no director, however, who was otherwise awarded options for service on the Board during the same fiscal year would be eligible to receive such an award.

In December 2004, Director Compensation was revised. Currently, each Independent Director will be paid $25,000 annually, with a 50% premium for the Audit Chair, payable quarterly in arrears.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Executives”) during the year ended December 31, 2004

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Restricted Stock Awards	Shares Underlying Options	All Other Compensation(1)
James T. Engen	2002	$325,000	(2)	—		—	—	$5,670
President, Chief Executive	2003	325,000		—		—	404,000	110,703	(3)
Officer and Director	2004	325,000		76,556		—	4,000	11,042
Timothy P. O’Neil	2002	—		—		—	—	—
Chief Financial Officer, Vice	2003	103,647	(4)	25,000	(5)	—	160,000	5,011
President, Treasurer and	2004	190,000		30,000		—	—	7,469
Secretary
Frank J. Loyko, Jr.	2002	150,000		100,000		—	1,500	79,422	(6)
Senior Vice President Sales	2003	150,000		100,000		—	180,000	9,098
	2004	170,000		53,332		—	—	10,670
Kenneth P. Berger	2002	—		—		—	—	—
Senior Vice President	2003	166,250		—		—	170,000	18,931	(6)
Marketing	2004	166,250		35,000		—	—	10,639

(1)          Consists of payments made by the Company for the Named Executive for matching contributions under its 401(k) profit sharing plan, the EAW Executive Deferred Compensation Plan, term life insurance and disability insurance premiums and/or health insurance premiums.

(2)          Includes retroactive salary adjustment of $106,500 paid in 2003.

(3)          Includes a payment of $101,660 and 19,550 shares from the Retention Fund that was established in April 2002 in connection with the equity investment made by Sun Mackie, LLC the Company. The Retention Plan provided generally for the payment of cash and shares of the Company, in varying amounts, payable to certain executive officers who remain employed with the Company for a period of one hundred eighty (180) days following the closing of the transaction with Sun Mackie.

(4)          This payment is for a partial year; Mr. O’Neil joined the Company in July 2003.

(5)          Consists of a bonus earned in 2003, but paid in 2004.

(6)          Includes moving expenses of $67,720 for Mr. Loyko and $13,854 for Mr. Berger.

COMPENSATION AND OPTIONS COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

Executive Compensation Philosophy

The Compensation and Options Committee of the Board of Directors is responsible for setting and administering the policies and programs that govern compensation for the executive officers of the Company. The Compensation and Options Committee also administers the Company’s 2003 and 1995 Option Plans. The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between compensation and corporate performance, while at the same time attracting, motivating and retaining executive officers.

The key components of the Company’s compensation program are base salary and cash bonuses, as well as potential long-term compensation through stock options. These components are administered with the goal of providing total compensation that is competitive in the marketplace, rewards successful financial performance and aligns executive officers’ interests with those of stockholders. The Compensation and Options Committee reviews executive compensation on an annual basis, or more often if necessary, and determines, subject to the Board’s approval, base salary and cash bonuses for executive officers. The Compensation and Options Committee also makes all decisions with respect to stock option grants.

Management Incentive Plan

The Compensation and Options Committee believes that a significant proportion of total cash compensation for executive officers should be a function of the Company’s performance. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer’s compensation at risk. Consequently, the Compensation and Options Committee has established and administers the Company’s Management Incentive Plan (the “Management Incentive Plan”), a bonus program based on the Company’s achievement of certain earnings criteria that is available to executive officers and key employees the Committee designates from time to time. Each participant is entitled to receive a percentage of a bonus pool, with the amount and timing of the pool and each individual’s percentage participation established by the Compensation Committee. The Management Incentive Plan shall continue until terminated by the Board of Directors.

For 2004, the Compensation and Options Committee determined an annual bonus based on minimum earning levels achieved by the Company.  Bonuses of $133,300 were paid in 2004.

For 2005, the Compensation and Committee has adopted a plan that provides for quarterly and annual bonuses payable once predetermined minimum earnings levels are achieved by the Company.

Equity Participation

The Company uses stock options granted under its 2003 Option Plan both to reward past performance and to motivate future performance, especially long-term performance. The Compensation and Options Committee believes that through the use of stock options, executive interests are directly tied to enhancing shareholder value. Stock options under the 2003 Option Plan have a term of 10 years and generally vest 20% per year, beginning on the first anniversary date of the grant. Under the 2003 Option Plan, a maximum of 1,728,000 shares of the Company’s common stock may be issued.

*                    The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

The stock options provide value to the recipients only when the market price of the Company’s common stock increases above the option grant price and only as the options vest and become exercisable. While option  grants are made by the Board of Directors, the Compensation and Options Committee considers these grants in making its cash compensation decisions.

Equity Compensation Plan Information

The following table provides certain information about the Company’s equity compensation plans in effect as of the end of fiscal year 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders(1)	2,614,702	$4.60	3,187,630
Equity Compensation Plans Approved by Shareholders(2)	1,075,000	1.19	653,000
Total	3,689,702	$3.61	3,840,630

(1)          Consists of the Mackie Designs Inc. Third Amended and Restated 1995 Stock Option Plan.

(2)          Consists of the Mackie Designs Inc. 2003 Stock Option Plan.

Compensation of Chief Executive Officer

The Chief Executive Officer’s compensation is set using the Compensation Committee’s general philosophy as described above and consequently is subject in large part to the Company’s performance. In 2004, the salary for Mr. Engen was set at $325,000.

Deductibility of Executive Compensation

The Compensation and Options Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and the four other most highly compensated executive officers, unless such compensation meets certain exceptions to the general rule. Compensation paid by the Company to each of its executive officers in 2004 was below $1 million, and therefore Section 162(m) did not affect the tax deductions available to the Company. The Committee will continue to monitor the applicability of the section to the Company’s compensation programs and will determine at a later date what actions, if any, the Company should take to qualify for available tax deductions.

COMPENSATION AND OPTIONS COMMITTEE
Clarence E. Terry (Chair)
R. Lynn Skillen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Clarence E. Terry and R. Lynn Skillen served on the Compensation and Options Committee during 2004. In February 2003, Messrs. Terry and Skillen were appointed as officers, and Messrs. Terry and Skillen were appointed as officers, of the following subsidiaries: Mackie Designs Manufacturing, Inc. (now known as Mackie Designs Inc.), and SIA Software Company, Inc.

AUDIT COMMITTEE REPORT ON AUDITOR INDEPENDENCE*

The current members of the Audit Committee are Messrs. Gacek, Hollis (Chair), and Rea, all of whom (i) are independent directors, as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The Board has determined that all three members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ Marketplace Rules and Mr. Gacek qualifies as the “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates pursuant to a written charter, a copy of which was attached as Appendix B to the proxy statement for the Annual Meeting of Shareholders held in May 2004.

As part of fulfilling its duties under that charter, the Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence. Based on their review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2004.

AUDIT COMMITTEE
C. Daryl Hollis (Chair)
Jon W. Gacek
George R. Rea

*                    The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Acts"), except to the extent that the Company specifically incorporates such report by reference; and further, such report shall not otherwise be deemed filed under the Acts.

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP was the independent auditor for the Company for the year ended December 31, 2004 and has been selected to continue to serve as the independent auditor for the Company for 2005. Representatives of KPMG LLP are expected to attend the 2005 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Fees

The fees billed for professional services rendered by KPMG LLP for the fiscal years 2004 and 2003 were as follows:

	2004	2003
Audit Fees	$278,000	$387,000
Tax Fees	$226,000	$391,000

There were no other audit-related or other fees billed by KPMG LLP for the fiscal years 2004 and 2003.

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the independence of KPMG LLP and has determined that it is.

Pre-Approval Policy

The Audit Committee has established policies on the pre-approval of audit and other services that the independent auditor may perform. The Committee must pre-approve the annual audit fees payable to the independent auditor on an annual basis. The Committee must also approve on a case-by-case basis their engagement for any other work to be performed for the Company that is not an integral component of the audit services as well as the compensation payable to the independent auditor therefore.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of March 31, 2005, by (1) persons who are known by the Company to own beneficially more than 5% of the Company's outstanding common stock; (2) the Company's Chief Executive Officer and the four most highly compensated executive officers; (3) the directors; and (4) the directors and executive officers as a group.  On March 31, 2005, there were 22,568,316 shares of common stock outstanding.

Names	Amount and Nature of Beneficial Ownership of Common Shares as of March 31, 2005(1)		Percent of Class
Sun Mackie, LLC, Sun Capital Partners II, LP, Sun Capital Advisors II, LP and Sun Capital Partners, LLC	18,050,635	(2)	80.0%
Marc J. Leder	18,052,235	(2)(3)(4)	80.0%
Rodger R. Krouse	18,052,235	(2)(3)(4)	80.0%
James T. Engen	416,150	(5)	1.8%
Edward A. Kornblum	396,792		1.8%
Frank J. Loyko, Jr.	94,458	(6)	*
Kenneth P. Berger	36,926	(7)	*
Timothy P. O’Neil	32,000	(8)	*
All current directors and executive officers as a group (fourteen persons)	1,004,126	(9)	4.4%

*                    Less than 1%.

(1)          A person is deemed to be the beneficial owner of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of any option, warrant, or right of conversion of a security or otherwise.

(2)          These shares consist of (i)  16,561,765 shares held directly by Sun Mackie; (ii) 1,179,429 shares that are issuable to Sun Mackie upon exercise of warrants, which are currently exercisable; (iii) 288,870 shares held by certain parties to a Shareholders’ Agreement, dated as of February 21, 2003, by and among the Company, Sun Mackie and the other parties thereto, with respect to which Sun Mackie has sole voting power; and (iv) 20,571 shares that are issuable upon exercise of warrants, which are currently exercisable, to certain parties to a Shareholders’ Agreement, dated as of February 21, 2003, by and among the Company, Sun Mackie and the other parties thereto, with respect to which Sun Mackie has sole voting power. Sun Capital Partners, LLC, a Delaware limited liability company (“Sun Partners LLC”) is the general partner of Sun Capital Advisors II, LP, a Delaware limited partnership (“Sun Advisors II”), which in turn is the general partner of Sun Capital Partners II, LP, a Delaware limited partnership (“Sun Partners II LP”). Sun Capital Partners III, LLC, a Delaware limited liability company (“Sun Partners III LLC”) is the general and managing partner of Sun Capital Advisors III, LP, a Delaware limited partnership (“Sun Advisors III”), which in turn is the general partner of Sun Capital Partners III, LP, a Delaware limited partnership (“Sun Partners LP”) and Sun Capital Partners III QP, LP, a Delaware limited partnership (“Sun Partners III QP, LLC”). Together, Sun Partners II, LP, Sun Partners III, LP and Sun Partners III QP, LP own all of the membership interests in Sun Mackie. As a result, Sun Partners LLC, Sun Partners III, LLC, Sun Advisors II, Sun Advisors III, Sun Partners II LP, Sun Partners III LP and Sun Partners III QP LP may be deemed to have indirect beneficial ownership of the 15,570,480 shares of Common Stock owned directly by Sun Mackie. Sun Mackie’s business address is 5200 Town Center Circle, Suite 470, Boca Raton, FL 33486.

(3)          Marc J. Leder and Rodger R. Krouse each currently serve as a director of the Company. Mr. Leder and Mr. Krouse each own 50% of the membership interests in Sun Capital Partners, LLC and 50% of the membership interests in Sun Capital Partners III, LLC. As a result, Mr. Leder and Mr. Krouse may be deemed to have indirect beneficial ownership of the 18,050,635 shares of Common Stock owned directly by Sun Mackie. Mr. Leder and Mr. Krouse’ business address is 5200 Town Center Circle, Suite 470, Boca Raton, FL 33486.

(4)          Includes options to purchase 1,600 shares of the Company stock exercisable within 60 days of March 31, 2005.

(5)          Includes options to purchase 396,600 shares of the Company stock exercisable within 60 days of March 31, 2005.

(6)          Includes options to purchase 61,125 shares of the Company stock exercisable within 60 days of March 31, 2005.

(7)          Includes options to purchase 34,000 shares of the Company stock exercisable within 60 days of March 31, 2005.

(8)          Consists of options to purchase 32,000 shares of the Company stock exercisable within 60 days of March 31, 2005.

(9)          Includes options to purchase 551,525 shares of the Company stock exercisable within 60 days of March 31, 2005.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table provides information with respect to the Named Executives concerning the grants of options during 2004. No SARS were granted during 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Shares Underlying Options	Percent of Total Options Granted to Employees in Fiscal	Exercise Price Per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted	Year	Share	Date	5%	10%
James T. Engen	4,000	4.5%	$2.26	03/22/2014	$5,685	$14,407

(1)   The potential realizable value is calculated based upon the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent the Company’s estimates or projection of the future common stock price. There can be no assurance that the common stock will appreciate at any particular rate or at all in future years.

The following table provides information with respect to the Named Executives concerning the exercise of options during 2004 and unexercised options held as of December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired		Number of Shares Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(1)
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
James T. Engen	—	—	379,550	343,450	$66,816	$267,264
Timothy P. O’Neil	—	—	32,000	128,000	26,560	106,240
Frank J. Loyko, Jr.	33,333	$58,666	58,750	146,750	29,880	119,520
Kenneth P. Berger	—	—	34,000	136,000	28,220	112,880

(1)          Amounts reflected are based upon the market value of the common stock as of December 31, 2004 ($1.87) minus the applicable exercise price, multiplied by the number of shares underlying the options.

CERTAIN TRANSACTIONS

In December 1994, the Company entered into a lease with Mackie Holdings, L.L.C. (“Mackie Holdings”) that expires December 31, 2004 for office and manufacturing facilities. Mackie Holdings is a limited liability company beneficially owned by David M Tully, a five percent shareholder of the Company in 2004, and former directors, officers and ten percent shareholders of the Company. In December 2001, the Company extended the term of the lease for an additional two-year period ending December 31, 2006. The monthly rent under this lease is $56,613, adjusted annually for changes in the consumer price index. Monthly rent expense as of December 31, 2004 was $69,000. Taxes, insurance, utilities and maintenance are the responsibility of the Company. During 2004, Mackie Holdings was paid a total of $832,000 pursuant to this lease. The Company believes that the lease is on terms at least as favorable to the Company as might have been obtained from unaffiliated parties.

In October 1999, the Company executed a non-interest bearing loan with James T. Engen in the amount of $250,000 for relocation expenses in connection with his appointment as Chief Operating Officer. Payments to reduce this amount began in December 2002 and the note was fully paid in October 2004.

As part of the equity investment made by Sun Mackie, in February 2003, the Company entered into a Management Services Agreement with Sun Capital Partners Management, LLC (“Sun Capital Partners Management”). Pursuant to this agreement, the Company will receive financial and management consulting services from Sun Capital Partners Management, and obtain the benefit of the experience of Sun Capital Partners Management in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of the Company’s EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management. During 2004, Sun Capital Partners Management was paid a total of $400,000 pursuant to this agreement. This Management Services Agreement terminates on February 21, 2010.

In August 2004, the Company entered into an Exchange Agreement with Sun Mackie to exchange 2,480,155 shares of common stock for the Company for the cancellation of all principal and accrued interest due to Sun Mackie pursuant to a Subordinated Promissory Note dated March 31, 2003. The Note had an original principal amount of $3,931,429 and had principal plus accrued interest outstanding as of August 3, 2004 of $4,836,301.

Sun Mackie is majority owned by Sun Capital Partners II, LP. The general partner of Sun Capital Partners II, LP is Sun Capital Advisors II, LP. The general partner of Sun Capital Advisors II, LP is Sun Capital Partners, LLC and its limited partners include, among others, Marc J. Leder, Rodger R. Krouse, Clarence E. Terry, Kevin J. Calhoun and David Kreilein. Messrs. Leder, Krouse and Terry served as a director of the Company in 2004. In addition, Messrs. Leder and Krouse each own 50% of the membership interests in Sun Capital Partners, LLC. Messrs. Leder and Krouse are also co-Chief Executive Officers of Sun Mackie. Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP.

On March 4, 2005, the Company acquired 100% of the shares of St. Louis Music, Inc. (SLM), a Missouri-based manufacturer, distributor and importer of branded musical instruments and professional audio products for cash and 396,792 shares of common stock totaling $38.4 million plus estimated transaction costs of approximately $1.5 million for a total purchase price of approximately $39.9 million. The Company and Sun Capital Partners III QP, LP, and affiliate of Sun Capital Partners, provided a guaranty of the payment of certain post-closing cash consideration to the shareholders of St. Louis Music (SLM). In addition, Sun Capital Partners III QP, LP has guaranteed a $40 million revolving short-term demand credit facility provided to SLM Merger Corp., an indirect wholly owned subsidiary formed for this acquisition, to finance the acquisition of SLM and for future working capital. Included in the purchase price, the Company paid Sun Capital an investment-banking fee of $410,988 (including $26,667 of upfront management fees).

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return for the Company’s stock at December 31, 2004 since December 31, 1999 to the cumulative return over such period of (1) the Total Return Index of the NASDAQ Stock Market-US and (2) the Total Return Index of the NASDAQ Stock Market-Electronic Components. The graph assumes that on December 31, 1999, $100 was invested in the common stock of the Company and in each of the comparative indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Under the securities laws of the United States, the Company’s directors, its officers and any persons holding more than 10% of the Company’s common stock must report their initial ownership to the Securities and Exchange Commission (“SEC”) and subsequent reports disclosing changes in such ownership. Specific filing deadlines of these reports have been established, and the Company must disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2004. The Company believes that all of these filing requirements have been satisfied, except for one late Form 3 report by T. Scott King, one late Form 4 report by Frank J. Loyko, and two late Form 4 reports by Kenneth P. Berger. In making this statement the Company has relied solely on written representations of its directors, its officers, and any ten percent shareholder, and copies of the reports that they filed with the SEC.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available at the Securities and Exchange Commission’s web site (http://www.sec.gov), and a copy of the report may also be obtained, without charge, upon written request to: Corporate Secretary, LOUD Technologies Inc., 16220 Wood-Red Road, N.E., Woodinville, Washington 98072.

By Order of the Board of Directors
James T. Engen
President and Chief Executive Officer

Woodinville, Washington
April 29, 2005

LOUD TECHNOLOGIES INC.

16220 Wood-Red Road, N.E.	PROXY
Woodinville, Washington 98072

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders, May 26, 2005

The undersigned hereby appoints James T. Engen and Marc J. Leder, or each of them, as proxies, each with power of substitution, to vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 26, 2005, and at any adjournment thereof, upon matters properly coming before the Meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.  Without otherwise limiting the general authorization given hereby, said proxies are instructed to vote as follows:

1.                                       Election of the following nominees for Directors:

James T. Engen, Jon W. Gacek, R. Lynn Skillen and Jason H. Neimark

Withheld for nominee(s) listed below:

(The Board of Directors recommends a vote “FOR” Proposal 1)

☐ FOR the nominees listed above         ☐ WITHHOLD AUTHORITY to vote for all nominees listed above

2.                                       In their discretion, upon such other business as may properly come before the meeting and at any adjournment thereof.

(Continued and to be dated and signed on reverse side)

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FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein by the undersigned holder.

If no direction is made, this proxy will be voted for Proposal 1.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly
Dated:	, 2005
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE

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FOLD AND DETACH HERE